Exhibit 99.1

Contacts:
	William B. Skoglund Chairman, President and CEO Old Second Bancorp, Inc. (630) 906-5483	J. Douglas Cheatham Executive Vice President and CFO Old Second Bancorp, Inc. (630) 906-5484

OLD SECOND BANCORP, INC. ANNOUNCES REVISED EARNINGS FOR 2008

Aurora, Illinois (March 13, 2009) – Old Second Bancorp, Inc. (NASDAQ: OSBC), the holding company to Old Second National Bank, today announced revised earnings for the three months and twelve months ended December 31, 2008, to reflect an increase in its allowance for loan losses. Subsequent to the Company’s earnings release on January 23, 2009, as a result of continuing analysis of the loan portfolio, the Company’s management has deemed it prudent to record an additional loan loss provision of $11.4 million for the fourth quarter of 2008.  This additional provision results in a total provision of $21.2 million for the fourth quarter and $30.3 million for the full year 2008.

This provision is in addition to the $9.8 million originally expensed for the quarter. Revised net income for the year ended December 31, 2008, was $11.8 million, or $0.86 per diluted share, down from $18.7 million, or $1.37 per diluted share, that was previously reported for the year ended 2008.  Revised net (loss) income for the quarter ended December 31, 2008, was $(5.2 million), or $(0.37) per diluted share, down from $1.7 million, or $0.12 per diluted share, that was previously reported for that period.

This action brings the Company’s allowance for loan losses to 1.82% of total loans versus 1.31% of total loans as reflected in the original fourth quarter earnings release.  Additionally, non-performing loans increased to $108.6 million from the $91.9 million originally reported in the Company’s January release.  This increase resulted from the continuing analysis of the Bank’s loan portfolio through the year-end audit process.

As of December 31, 2008, the capital ratios of the Bank exceeded regulatory levels for well-capitalized banks, and the Bank remains well-capitalized after the increased loan loss provision.

A complete description of the Company’s provision for loan losses, allowance for loan losses and non-performing loans will be included in the Company’s Form 10-K expected to be filed with the Securities and Exchange Commission on March 16, 2009.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., is a financial services company with its headquarters located in Aurora, Illinois.  Old Second is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Cook, Kane, Kendall, DeKalb, DuPage, LaSalle and Will counties in Illinois.  Old Second also offers insurance products through Old Second Financial, Inc.  Old Second’s common stock is traded on the NASDAQ Global Select Market under the symbol OSBC.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.

Forward Looking Statements:  This release may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for fiscal year 2007 and its Quarterly Reports on Form 10-Q for the first three fiscal quarters of 2008.